Exhibit 99.1

Aeglea BioTherapeutics Reports Fourth Quarter and Full Year 2020 Financial Results and Corporate Highlights

Phase 3 PEACE Study Enrollment Expected to Complete in March; Topline Data Expected in Fourth Quarter

Received U.S. Rare Pediatric Disease Designation for AGLE-177 for the Treatment of Homocystinuria,

Eligible for Priority Review Voucher

Austin, Texas, March 18, 2021 - Aeglea BioTherapeutics, Inc. (NASDAQ:AGLE), a clinical-stage biotechnology company developing a new generation of human enzyme therapeutics as innovative solutions for rare metabolic diseases, today reported its fourth quarter and full year 2020 financial results, and provided recent corporate and program highlights.

“2020 was a challenging year advancing our clinical trials and at the same time prioritizing the health and well-being of the rare disease patients we serve, who often have additional difficulties and vulnerabilities,” said Anthony Quinn, M.B Ch.B, Ph.D., president and chief executive officer of Aeglea. “We have been focused on mitigating the impact of COVID-19 on our clinical timelines and I’m proud of the work the team has done to put patient needs first while also advancing a broad range of other impactful activities, as seen with the regulatory designations received for AGLE-177, our continuous gains in Arginase 1 Deficiency patient identification and the buildout of our commercial organization.”

Dr. Quinn continued, “With enrollment completion expected this month and data expected in the fourth quarter for our pivotal Phase 3 PEACE study of pegzilarginase in Arginase 1 Deficiency, and the potential for first-in-human data from our AGLE-177 Phase 1/2 clinical trial in Homocystinuria, 2021 is shaping up to be a transformational year and we are well positioned to evolve into a successful commercial-stage company.”

Recent Highlights and Updates

Pegzilarginase in Arginase 1 Deficiency

•

As of mid-March, 24 patients have been enrolled and randomized in the pivotal Phase 3 PEACE clinical trial. An additional nine patients are in active screening or scheduled to begin screening in the next two weeks. Trial enrollment is expected to close in March, with completion of screening and all patients randomized by the end of April. Topline data is expected in the fourth quarter of 2021.

•

As of January, Aeglea has identified over 300 Arginase 1 Deficiency patients in addressable markets. The number of currently identified patients represents approximately 65% and 30% of the estimated genetic prevalence populations in the U.S. and EU4 plus the UK, respectively.

•

At the 2021 JP Morgan Healthcare Conference, Aeglea provided an update on the safety profile of pegzilarginase. As of September 2020, more than 1,350 doses had been administered in the Phase 1/2 clinical trial and Phase 2 open-label extension study.

AGLE-177 in Homocystinuria

•

In December 2020, Aeglea announced the U.S. Food and Drug Administration (FDA) granted Rare Pediatric Disease Designation to AGLE-177 for the treatment of Homocystinuria. If AGLE-177 is approved by the FDA, the company will be eligible to receive a Priority Review Voucher.

•	In January, Aeglea announced it will be adding clinical trial sites in Australia for its Phase 1/2 clinical trial.
•

In January, the Company presented the results of an analysis which determined the Classical Homocystinuria (CBS deficiency) population in global addressable markets may exceed 30,000 patients, with an estimated 15,000-18,000 of those patients to be non-responsive to the existing standard of care.

Corporate

•

Aeglea expanded the Company’s Board of Directors to include two new members. Alison Lawton, who previously served as president and CEO of Kaleido Biosciences, was appointed in December 2020. Sara Brownstein, a principal at Baker Bros. Advisors LP, was appointed in February 2021.

Upcoming Events

Aeglea will be attending the following virtual investor conferences:

o	Wells Fargo Annual Biotech Corporate Access Day, April 6
o	20th Annual Needham Healthcare Conference, April 12-13

Fourth Quarter and Full Year 2020 Financial Results

As of December 31, 2020, Aeglea had available cash, cash equivalents, marketable securities and restricted cash of $148.1 million. Based on Aeglea’s current operating plan, management believes it has sufficient capital resources to fund anticipated operations into 2023.

Research and development expenses totaled $15.8 million for the fourth quarter of 2020 and $17.6 million for the fourth quarter of 2019. The decrease was primarily associated with completing certain manufacturing and pre-commercial activities for Aeglea’s lead product candidate, pegzilarginase.

Research and development expenses totaled $59.6 million for the year ended December 31, 2020 and $64.6 million for the year ended December 31, 2019. The decrease was primarily associated with completing a Phase 1/2 clinical trial in patients with Arginase 1 Deficiency and closing cancer related trials, completing certain manufacturing and pre-commercial activities for Aeglea’s lead product candidate, pegzilarginase, along with supporting toxicology studies for the Homocystinuria program.

General and administrative expenses totaled $7.0 million for the fourth quarter of 2020 and $4.3 million for the fourth quarter of 2019. This increase was primarily due to ramping-up commercial capabilities and infrastructure.

General and administrative expenses totaled $21.8 million for the year ended December 31, 2020 and $15.7 million for the year ended December 31, 2019. This increase was primarily due to ramping-up commercial capabilities and infrastructure along with additional office space to support company growth.

Net loss totaled $22.7 million and $21.5 million for the fourth quarter of 2020 and 2019, respectively, with non-cash stock compensation expense of $1.6 million and $1.2 million for the fourth quarter of 2020 and 2019, respectively. Net loss totaled $80.9 million and $78.3 million for the years ended December 31, 2020 and 2019, respectively, with non-cash stock compensation expense of $6.3 million and $4.9 million for the years ended December 31, 2020 and 2019, respectively.

About Pegzilarginase in Arginase 1 Deficiency

Pegzilarginase is a novel recombinant human enzyme, which has been shown to rapidly and sustainably lower levels of the amino acid arginine in plasma. Aeglea is developing pegzilarginase for the treatment of patients with Arginase 1 Deficiency (ARG1-D), a rare debilitating and progressive disease characterized by the accumulation of arginine. ARG1-D presents in early childhood and patients experience spasticity, seizures, developmental delay, intellectual disability and early mortality. Aeglea’s Phase 1/2 and Phase 2 open-label extension data for pegzilarginase in patients with ARG1-D demonstrated clinical improvements and sustained lowering of plasma arginine. The Company’s ongoing single, global pivotal Phase 3 PEACE trial is designed to assess the effects of treatment with pegzilarginase versus placebo over 24 weeks with a primary endpoint of plasma arginine reduction. Pegzilarginase has received multiple regulatory designations, including Rare Pediatric Disease, Breakthrough, Fast Track and Orphan Drug Designations from the FDA as well as Orphan Drug Designation from the European Medicines Agency.

About AGLE-177 in Homocystinuria

AGLE-177 is a novel recombinant human enzyme, which degrades the amino acid homocysteine and its related homocystine dimer. Aeglea is developing AGLE-177 for the treatment of patients with cystathionine beta synthase (CBS) deficiency, also known as Classical Homocystinuria, a rare inherited disorder of methionine metabolism that results in elevated levels of homocysteine and homocystine. Homocysteine accumulation plays a key role in multiple progressive and serious disease-related complications, including thromboembolic vascular events, skeletal abnormalities (including severe osteoporosis), developmental delay, intellectual disability, lens dislocation and severe near sightedness. Preclinical data demonstrated that AGLE-177 improved important disease-related abnormalities and survival in a mouse model of Homocystinuria. AGLE-177 has received U.S. Rare Pediatric Disease and Orphan Drug Designations as well as EU Orphan Drug Designation. Aeglea initiated a Phase 1/2 trial in the second quarter of 2020 and continues patient identification and administrative activities.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare and devastating metabolic diseases with limited treatment options. Aeglea's lead product candidate, pegzilarginase, is in a pivotal Phase 3 trial for the treatment of Arginase 1 Deficiency and has received both Rare Pediatric Disease and Breakthrough Therapy Designation. In the second quarter of 2020, the Company initiated a Phase 1/2 clinical trial of AGLE-177 for the treatment of

Homocystinuria. AGLE-177 has also been granted Rare Pediatric Disease Designation. Aeglea has an active discovery platform focused on engineering small changes in human enzymes to have a big impact on the lives of patients and their families. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our cash forecasts, the timing and success of our clinical trials and related data, the timing and expectations for regulatory submissions and approvals, timing and results of meetings with regulators, the timing of announcements and updates relating to our clinical trials and related data, our ability to enroll patients into our clinical trials, the expected impact of the COVID-19 pandemic on our operations and clinical trials, success in our collaborations, the potential addressable markets of the our product candidates and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:

Kelly Boothe, Ph.D.
Senior Director, Corporate Communications
Aeglea BioTherapeutics
512.399.5458
media@aeglea.com

Investor Contact:

Joey Perrone

Vice President, Finance & Investor Relations

Aeglea BioTherapeutics

investors@aeglea.com

Financials

Aeglea BioTherapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$90,095	$19,253
Marketable securities	56,178	52,696
Prepaid expenses and other current assets	3,516	2,556
Total current assets	149,789	74,505
Restricted cash	1,842	1,500
Property and equipment, net	5,642	2,385
Operating lease right-of-use assets	4,230	4,726
Other non-current assets	115	67
TOTAL ASSETS	$161,618	$83,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,254	$3,154
Operating lease liabilities	319	351
Accrued and other current liabilities	13,870	14,854
Total current liabilities	16,443	18,359
Non-current operating lease liabilities	5,129	4,712
Other non-current liabilities	214	31
TOTAL LIABILITIES	21,786	23,102

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2020 and 2019; no shares issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of December 31, 2020 and 2019; 47,959,086 shares and 29,084,437 shares issued and outstanding as of December 31, 2020 and 2019, respectively	5	3
Additional paid-in capital	415,824	255,142
Accumulated other comprehensive income	11	51
Accumulated deficit	(276,008)	(195,115)
TOTAL STOCKHOLDERS’ EQUITY	139,832	60,081
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$161,618	$83,183

Aeglea BioTherapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenues:
Grant	$—	$—	$3,888

Operating expenses:
Research and development	59,638	64,600	36,719
General and administrative	21,843	15,734	12,632
Total operating expenses	81,481	80,334	49,351
Loss from operations	(81,481)	(80,334)	(45,463)

Other income (expense):
Interest income	593	2,143	1,172
Other expense, net	(5)	(63)	(57)
Total other income	588	2,080	1,115
Net loss	$(80,893)	$(78,254)	$(44,348)

Net loss per share, basic and diluted	$(1.52)	$(2.45)	$(2.13)
Weighted-average common shares outstanding, basic and diluted	53,371,730	31,949,633	20,822,560